EXHIBIT 10.1

MINERAL OPTION AGREEMENT:

LODE-STAR GOLDFIELD BONANZA PROJECT

Dated effective October 4, 2014

AMONG

LODE-STAR GOLD, INC.

AND

INTERNATIONAL GOLD CORP.

i

ii

MINERAL OPTION AGREEMENT:
LODE STAR GOLDFIELD BONANZA PROPERTIES

THIS AGREEMENT is dated effective October 4, 2014

AMONG:

LODE-STAR GOLD, INC., a Nevada corporation having its executive office at 13529 Skinner Road, Suite N, Cypress, Texas, USA 77429

(the “Optionor”)

AND:

INTERNATIONAL GOLD CORP., a Nevada corporation having its executive office at 666 Burrard Street, Suite 600, Vancouver, British Columbia, Canada V6E 4M3

(the “Optionee”)

WHEREAS:

(A)
The Optionor is the registered and beneficial owner of certain mineral claims located in the state of Nevada known as the “Goldfield Bonanza Project” (collectively, the “Mineral Claims”), the specific description of which is attached hereto as Schedule A;

(B)
The Optionor has agreed to grant an exclusive option to the Optionee to acquire up to an eighty percent (80%) undivided interest in and to the Property (as defined below) by paying certain consideration as set forth herein; and

(C)
This Agreement is intended to confirm discussions regarding the earning of such interest and the subsequent arrangements that may be entered into to hold the Property and if warranted, develop one or more mining projects thereon (the “Transaction”).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties covenant and agree as follows:

PART 1
DEFINITIONS AND INTERPRETATION

1.1                      Definitions.  For the purposes of this Agreement, except as otherwise expressly provided herein, the following words and phrases will have the following meanings:

(a)           “Affiliate” means any Person that controls, is controlled by, or is under common control with, a Party.  For the purposes of the preceding sentence only, “control” means the right to the exercise, directly or indirectly, of more than fifty percent (50%) of the voting rights attributable to the controlled Person;

(b)           “Agreement” means this Mineral Option Agreement and the Schedules hereto;

(c)           “Area of Interest” has the meaning set out in Section 9.1;

(d)           “Board” means the Board of Directors of the Optionee;

(e)           “Budget” has the meaning set out in Section 7.6;

(f)           “Business Day” means any day other than a Saturday, Sunday or day that is a holiday in any of Vancouver, Canada, or Reno, Nevada;

(g)           “Commercial Production” means Mineral production operations extracting at least 100 tons of ore per day from the Property, on average, for a continuous period of six (6) months, subject to periods of Force Majeure or periods in which such production operations are suspended due to normal weather conditions (i.e., in the event Mineral production operations are interrupted by an event of Force Majeure or normal weather conditions, then the operations occurring immediately prior to such interruption and immediately after such interruption ceases will be deemed to be continuous for purposes of establishing a continuous period of six (6) months. (Any operation mining less than an average of 100 tons of ore per day during a continuous period of less than six (6) months will not, for the purposes of this Agreement, be regarded as capable of Commercial Production unless the results of an appropriate Feasibility Study indicate that an average of less than 100 tons of ore per day is a viable level of full capacity production, whereupon the parties agree to discuss in good faith an alternative minimum tonnage requirement.)  The effective date of Commercial Production will be the first day of the six (6) month period referred to above.  Solely for the purpose of computing production royalty on Minerals produced from the Property and sold prior to achievement of Commercial Production, all calculations will be made as if Commercial Production had commenced with the first production of Minerals. After Commercial Production has been achieved, Commercial Production will be deemed to exist unless three (3) consecutive years pass during which there is no continuous period of six (6) months, subject to periods of Force Majeure or periods in which production operations are suspended due to normal weather conditions, during which at least 300 tons of ore per day were extracted from the Property;

(h)           “Common Share” means one common share in the capital of the Optionee;

(i)           “Conditions Precedent” has the meaning set out in Section 2.1;

(j)           “Confidential Information” has the meaning set out in Section 11.1;

(k)           “Control Interest” means the direct or indirect ownership or control of the voting securities in a company which comprises fifty percent (50%) or more of the total issued and outstanding voting securities of that company;

(l)           “Defaulting Party” has the meaning set out in Section 13.4;

(m)           “Development Decision” means a decision by the Optionor or the Management Committee, as the case may be, to approve a Development Program on the Property, evidenced by written minutes, which will include, but not be limited to, the approval of the capital expenditure Budget in relation thereto;

(n)           “Development Program” means a program prepared by the Operator and approved by the Management Committee or the Optionor, as the case may be, for the development and construction of a mine and related infrastructure and processing facilities in connection with the Property which is consistent with a Feasibility Study;

(o)           “Due Diligence” has the meaning set out in Section 2.2;

(p)           “Due Diligence Period” has the meaning set out in Section 2.2;

(q)           “Effective Date” means the date of this Agreement;

(r)           “Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, restrictive covenant or other encumbrance or other adverse third party interest of any nature or any agreement to give or create any of the foregoing;

(s)           “Environmental Laws” has the meaning set out in Section 3.1(s);

(t)           “Environmental Liability” means any claim, demand, loss, liability, damage, cost or expense (including legal fees) suffered or incurred in respect of environmental cleanup and remediation obligations and liabilities arising directly or indirectly from operations or activities conducted in or on the Property;

(u)           “Environmental Report” has the meaning set out in Section 3.1(t);

(v)           “Expenditures “ means all costs and expenses of whatever kind or nature funded, spent or incurred or in the conduct of activities on or in relation to the Property, as the case may be, including:

(i)           in holding the Property in good standing (including land maintenance costs and any monies expended as required to comply with applicable laws and regulations), curing title defects and in acquiring and maintaining surface, water and other ancillary rights;

(ii)           in preparing for and in the application for and acquisition of environmental and other permits necessary or desirable to commence and complete exploration and development activities;

(iii)          in connection with any applications and necessary studies for the obtaining of permits, licences, and other regulatory approvals including the preparation for and attendance at hearings and other meetings relating to the Property;

(iv)          in doing geophysical, geochemical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses (including downhole surveys) to determine the quantity and quality of Minerals and metals, water and other materials or substances;

(v)           in the preparation of Work Programs and Budgets and the presentation and reporting of data and other results obtained from those Work Programs including any program for the preparation of any preliminary assessment, technical report, pre-feasibility study, Feasibility Study or other evaluation of the Property;

(vi)          in searching for, digging, trenching, sampling, assaying, testing, working, developing, mining or extracting Minerals and metals;

(vii)         in conducting the drilling of holes drilled with reverse circulation or diamond drill hole systems (including rotary air blast drilling) or other forms of drilling available to the mining industry;

(viii)        in acquiring, erecting and installing a mining plant, milling and metallurgical plant, ancillary facilities, buildings (including accommodations for workers, if necessary), machinery, tools, appliances or equipment and constructing access roads, railroads and other transportation facilities and, if necessary, water pipelines for use in relation to the Property;

(ix)          in transporting Minerals, personnel, supplies, mining or milling plant, buildings, machinery, tools, appliances or equipment in, to or from the Property;

(x)           for environmental remediation and rehabilitation, including reclamation costs and required bonding;

(xi)          in acquiring or obtaining the use of facilities, equipment or machinery, and for all parts, supplies and consumables;

(xii)         for salaries, wages and/or other expenses for persons assigned to exploration, evaluation, development and operation activities;

(xiii)        in paying assessments or contributions under worker’s compensation, employment insurance, pension or other similar legislation or ordinances relating to such personnel;

(xiv)        in supplying food, lodging and other reasonable needs for personnel;

(xv)         reasonable travelling expenses of all persons engaged in work with respect to and for the benefit of the Property, including for their food, lodging and other reasonable needs;

(xvi)        payments to contractors or consultants for work done, services rendered or materials supplied;

(xvii)       the cost of insurance premiums and performance bonds or other security;

(xviii)      all duties and taxes levied against or in respect of the Property, and for activities in connection with the Property;

(xix)         reasonable travelling expenses for attendance at Board or Management Committee (as the case may be) meetings and other meetings related to the Transaction;

(xx)          Required Payments;

(xxi)         in preparing engineering, geological, financial or marketing studies and reports and activities related thereto;

(xxii)        all principal and interest payments due and owing to third party lenders;

(xxiii)       in obtaining independent legal services directly relating to Operations; and

(xxiv)       the Operator’s Fee;

provided that the costs and expenses of goods or services supplied by any Affiliate of the Optionee or the Optionor will be charged at the same rate as would be used by a non-related party in a transaction at arm’s length for equivalent goods or services;

(w)           “Feasibility Study” means a bankable feasibility study which is defined as a report prepared by a mining consultant in compliance with the standards set out in NI 43101 setting forth in detail an analysis of the economic and commercial viability of conducting operations for the production and sale of Minerals from a mine on the Property and that recommends that all or part of the Property should be brought into Commercial Production. It will also describe in detail the method by which Commercial Production should be achieved and continued, including, where applicable, reasonably anticipated exploration costs to be undertaken to identify and quantify new mining reserves on the Property and will contain an analysis of applicable environmental and reclamation laws, the requirements of environmental permits, and an estimate of the cost of complying with such laws. Such report will be in such form as is ordinarily necessary to satisfy substantial international financing institutions for the purpose of determining the advisability of providing project financing on a commercially competitive basis taking into consideration all relevant criteria deemed to be both normal and prudent for the mining industry in North America;

(x)           “First Option” means the exclusive right and option herein granted by the Optionor to the Optionee to permit the Optionee to acquire a twenty percent (20%) undivided right, title and interest in the Property, free and clean of all Encumbrances, except Permitted Encumbrances;

(y)           “Force Majeure” has the meaning set out in Section 13.2(a);

(z)           “Governmental Authority” means any foreign, domestic, national, federal, provincial, territorial, state, regional, municipal or local government or authority, quasi government authority, fiscal or judicial body, government or self-regulatory organization, commission, board, tribunal, organization, or any regulatory, administrative or other agency, or any political or other subdivision, department, or branch of any of the foregoing;

(aa)         “Indemnitees” has the meaning set out in Section 7.3(d);

(bb)         “Interest” means an undivided beneficial interest in the Property, expressed as a percentage;

(cc)          “Management Committee” has the meaning set out in Section 7.5;

(dd)         “Margraf” means Margraf 1999 Trust, an existing royalty holder of the Optionor;

(ee)          “Margraf Royalty” means a royalty in favour of Margraf as further described in Schedule B;

(ff)           “Mineral Claims” has the meaning as set out in Recital (A), the specific description of which is attached hereto as Schedule A;

(gg)         “Minerals” means all substances (whether metallic or non-metallic) occurring naturally in the earth but excluding Other Minerals;

(hh)         “NI 43-101” means National Instrument 43-101 Standards of Disclosure for Mineral Projects, published by the Canadian Securities Administrators;

(ii)            “Non-Operator” has the meaning set out in Section 7.1;

(jj)            “Non-Selling Party” has the meaning set out in Section 10.4(a);

(kk)          “NSR Royalty” means a smelter returns royalty payable by the Optionee to the Optionor as such royalty is further defined in Schedule C;

(ll)            “Offer” has the meaning set out in Section 10.4;

(mm)        “Offer Notice” has the meaning set out in Section 10.4;

(nn)         “Offered Interest” has the meaning set out in Section 10.4(a);

(oo)         “Operations” means the activities of prospecting, exploration, development, construction, mining, milling, processing, treatment operations and related operations conducted by or on behalf of the Parties in respect of the Property, including the preparation of any preliminary assessment, technical report, pre-feasibility or Feasibility Study and any other reports, studies or supplementary information;

(pp)         “Operator” has the meaning set out in Section 7.1;

(qq)         “Operator’s Fee” has the meaning set out in Section 7.2;

(rr)           “Option” means, collectively, the First Option and the Second Option;

(ss)          “Option Cash Payments” has the meaning set out in Section 5.3(b);

(tt)           “Option Period” means the period from the Effective Date to and including the date of exercise or termination of the Second Option;

(uu)         “Option Termination Notice” has the meaning set out in Section 12.1;

(vv)         “Optionee” has the meaning set out on page one hereof;

(ww)        “Optionor” has the meaning set out on page one hereof;

(xx)           “Other Minerals” means all geothermal resources, sand, gravel, shot rock, aggregate, rock (including but not limited to development rock and waste rock), building stone, limestone, peat, coal, lignite, oil, gas, other liquid or gaseous hydrocarbons, and all other substances occurring and producible naturally only as gases, liquids, or fluids from wells;

(yy)          “Parties” means the parties to this Agreement, and a reference to a “Party” means one of them, except in Section 13.2, where a specific definition is provided;

(zz)           “Penalty Payment” has the meaning set out in Section 5.6;

(aaa)        “Permitted Encumbrances” means the Margraf Royalty and the NSR Royalty;

(bbb)       “Person” means an individual, corporation, trust, partnership, limited liability company, contractual mining company, joint venture, unincorporated organization, firm, estate, governmental authority or any agency or political subdivision thereof, or other entity;

(ccc)        “Property” means the Mineral Claims, and all rights and interests in the Mineral Claims and including without limitations all associated licences, permits, lease agreements, real property rights, water rights, data, maps, information, technical reports, drill core, samples and assays together with exploration tools, equipment, and supplies thereafter acquired by either Party in relation to the Mineral Claims;

(ddd)       “Required Payments” means any Expenditures required to maintain the Property in good standing;

(eee)        “Sale Deed” means the “Grant, Bargain and Sale Deed with Reservation and Royalty” between Margraf (as grantor) and the Optionor (as grantee) recorded on September 19, 2009 in Esmeralda County, Nevada, USA and corrected and recorded by a “Correction of Grant, Bargain and Sale Deed with Reservation of Royalty” on June 14, 2010 in Esmeralda County, Nevada, USA;

(fff)           “Satisfaction Date” means October 8 2014, as may be extended from time to time as provided in Section 2.4;

(ggg)       “Second Option” means the exclusive right and option herein granted by the Optionor to the Optionee to permit the Optionee to acquire an eighty percent (80%) undivided right, title and interest in the Property, free and clean of all Encumbrances, except Permitted Encumbrances;

(hhh)       “Seller” has the meaning set out in Section 10.4(a);

(iii)           “Third Party” has the meaning set out in Section 10.4(a);

(jjj)           “Transaction” has the meaning set out on page one hereof;

(kkk)        “Wholly Owned Affiliates” means an Affiliate of a Party that is wholly owned by such Party; and

(lll)           “Work Program” has the meaning set out in Section 7.6.

1.2                      Interpretation.  For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)           the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Schedule;

(b)           the headings are for convenience only, do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions;

(c)           the word “including”, when following a general statement, term or matter, is not to be construed as limiting such general statement, term or matter to the specific items or matters set forth or to similar items or matters (whether or not qualified by non-limiting language such as “without limitation” or “but not limited to” or words of similar import) but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its possible scope;

(d)           where the phrase “to the best of its knowledge” or phrases of similar import are used in respect of the parties, it will be a requirement that the party in respect of who the phrase is used will have made such due inquiries as is reasonably necessary to enable such party to make the statement or disclosure; and

(e)           words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

PART 2
CONDITIONS PRECEDENT

2.1                      Conditions Precedent.  This Agreement and the obligations of the Parties under it are subject to the satisfaction or waiver of the following: (collectively, the “Conditions Precedent”)

(a)           approval of the Transaction and other matters contemplated herein by the Board; and

(b)           completion of the Due Diligence by the Optionee to its sole satisfaction.

2.2                      Due Diligence.  This Agreement is subject to the completion of all legal, business, and environmental due diligence (the “Due Diligence”) determined by the Optionee in its sole discretion and the timely receipt by the Optionee of all operational, technical and environmental documentation in connection with the Property, including without limitations, mining leasing agreements, material contracts or financial data as may be reasonably requested and receipt of all required consents and approvals as may be necessary to complete the Transaction.  Without limiting the generality of the foregoing, the Optionee is entitled to conduct specific technical due diligence pertaining to environmental investigations.  The Optionee shall design and fund the Due Diligence in its entirety.  The Optionor will provide assistance in the execution of the Due Diligence provided it does not materially interfere with the Optionor’s ongoing activities.  The Optionee further agrees to use its commercially reasonable efforts to complete the Due Diligence within a period of 45 days (the “Due Diligence Period”) from the Effective Date.  However, the Optionor hereby agrees that, if circumstances require, the Optionee shall have the right to extend the Due Diligence Period for a further 45-day period.  The Optionee agrees to provide the Optionor exclusively with any and all data pertaining to the results of the Due Diligence, and the Optionor agrees to provide the Optionee the exclusive right to finalize the Transaction during the Due Diligence Period.

2.3                      Waiver.  The Conditions Precedent set out above are for the benefit of the Optionee only and may be waived by it in its sole discretion.

2.4                      Non-Satisfaction and Extensions.  If the Conditions Precedent are not satisfied, waived or extended on or by the Satisfaction Date, this Agreement will terminate.  Any notice for the waiver of or extension of the date for fulfilment of the Conditions Precedent must be in writing and executed by the Optionee as contemplated in Section 2.3 on or before the Satisfaction Date.  Extensions can be affected on one or more occasions by no more than 30 days per extension (each such extended date will be a Satisfaction Date).

2.5                      Satisfaction.  Upon the Condition Precedent being fulfilled or waived by the Satisfaction Date, this Agreement will be deemed to continue as a binding agreement between the Parties.

PART 3
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR

3.1                      Representations and Warranties of Optionor.  The Optionor hereby represents and warrants to the Optionee that:

(a)           the Mineral Claims are properly and accurately described in Schedule A;

(b)           it is a corporation incorporated, validly existing, and in good standing under the laws of the state of Nevada;

(c)           it has full power, authority and capacity to own the Property and to carry on its business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business;

(d)           it has full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out its obligations hereunder;

(e)           neither the execution and delivery of this Agreement nor any of the agreements referred herein or contemplated hereby, nor the consummation of the Transaction hereby contemplated conflict with, result in the breach of or accelerate the performance required by any covenant or agreement contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound;

(f)            the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto;

(g)           there are no pending proceedings for, or any basis for the institution of any proceedings leading to its dissolution or winding up or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent Persons;

(h)           there are no actual, alleged, potential or future adverse claims, actions, challenges, suits, prosecutions, legal, administrative or arbitral proceedings or governmental investigations, domestic or foreign (including any on behalf of any native or indigenous persons or tribes or governments with respect to any lands included in the area of the Property), against or to, the ownership of, or title to, the Property, nor is there any basis for the foregoing;

(i)            there are no actual, alleged, potential or future adverse claims, actions, challenges, suits, prosecutions, legal, administrative or arbitral proceedings or government investigations, domestic or foreign, that if resolved adversely to the Optionor, individually or in the aggregate, would materially adversely affect the business or continued operations of the Optionor;

(j)            the Optionor is not, to the best of its knowledge, in breach of any law, ordinance, statute, regulation, by-law, order or decree of any kind whatsoever with respect to the Property other than Mine Safety and Health Administration violations existing prior to the execution of this Agreement;

(k)           the unpatented mining claims listed in Schedule A have been properly located and maintained in accordance with state and federal mining law; the Optionor has paid federal claim maintenance fees for the 2013-2014 assessment year ending on September 1, 2014; and the Optionor has completed all other steps necessary to maintain the unpatented claims in good standing;

(l)            it is, and at the time of transfer to the Optionee of an Interest in the Mineral Claims pursuant to the exercise of the First Option, it will be the recorded and beneficial owner of all of the Mineral Claims free and clear of all Encumbrances, liens, charges and claims of others, except the Permitted Encumbrances;

(m)           there are no outstanding agreements or options to acquire or purchase the Mineral Claims or any interest in the Mineral Claims.  In addition, no person has any royalty or other interest whatsoever in production or profits from the Property, except the Permitted Encumbrances;

(n)           no consent or approval of any third person, stock exchange or Governmental Authority is required for the execution, delivery or performance of this Agreement by Optionor or the transfer or acquisition of the Property or an Interest;

(o)           the Optionor does not have notice, or knowledge of, any proposal to terminate or vary the terms of or rights attaching to the Property from any Governmental Authority, or of any challenge to the Optionor’s right, title or interest in the Property;

(p)           the Property is not managed in an ownership capacity by any Governmental Authority having jurisdiction that would impair the exploration for Minerals or development of a mining project on the Property;

(q)           the Optionor has such access to the Property to enable it to explore for Minerals and develop a mining project;

(r)           all work or expenditure obligations, cash, rental or lease payments, duties, fees, taxes, assessments, licence payments and other charges applicable to the Property, all reports of the work or expenditures and other requirements to be paid, satisfied or filed to the keep the Mineral Claims in good standing have been paid, satisfied or filed in full and are current;

(s)           the Optionor and its personnel have conducted all activities on or in respect of the Property in material compliance, with all applicable statutes, regulations, by-laws, laws, orders and judgments, and all directives, rules, consents, permits, orders, guidelines, approvals and policies of all applicable Governmental Authorities, including but not limited to any applicable environmental statutes, regulations, ordinances, by-laws and codes (the “Environmental Laws”);

(t)            there are no pending or threatened orders or claims relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to liability under any applicable Environmental Laws with the exception of issues outlined in a reported entitled “Limited Environmental Site Investigation Report — Mining Property, Goldfield Nevada” dated February 12, 2011 and prepared by Keith Jay, Nevada —Certified Environmental Manager (EM-1075) a copy of which is attached hereto as Appendix A (the “Environmental Report”);

(u)           to the best of its knowledge and except as noted in the Environmental Report, there has been no material spill, discharge, leak, emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable law) from, on, in or under the Property or into the environment, as a result of the activities of the Optionor or its predecessors in title or interest, except releases expressly permitted or otherwise authorized by applicable law;

(v)           to the best of its knowledge and except as noted in the Environmental Report, no toxic or hazardous substance or waste has been disposed of or is located on the Property as a result of activities of the Optionor or their respective predecessors in title or interest;

(w)           to the best of its knowledge no toxic or hazardous substance or waste has been treated on or stored on the Property;

(x)            no toxic or hazardous substance or waste is now stored on the Property as a result of activities of the Optionor;

(y)           the Mineral Claims have not been acquired, directly or indirectly, as a result of the payment of a bribe to an official or the concealment or conversion of the proceeds of a bribe to an official;

(z)            there are no mandatory obligations of the Optionor to relinquish any part of the Property under any agreement;

(aa)          all information supplied or to be supplied to the Optionee or its personnel in the course of the Due Diligence, is or will be accurate and correct in all material aspects; and

(bb)         this Agreement and any other agreement or instrument to be executed and delivered by the Optionor hereunder constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms by appropriate legal remedy.

3.2                      Exclusive Benefit – Representations and Warranties.  The representations and warranties contained in Section 3.1 are provided for the exclusive benefit of the Optionee, and any misrepresentation or breach of warranty may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in Section 3.1 will survive the execution of this Agreement and continue through the Option Period.

3.3                      Exclusion.  For further clarification, the Optionor expressly makes no representations or warranties to the Optionee with respect to any geologic or assay data, and the Optionee agrees that if it elects to rely upon any of the data or other technical exploration information, it does so at it sole risk.

3.4                      Delivery of Material Documents and Data.  The Optionor hereby covenants and agrees with the Optionee that upon the execution of this Agreement, the Optionor will deliver or cause to be delivered to the Optionee copies of all available maps, assays, surveys, drill logs, samples, metallurgical, geological, geophysical, geochemical and engineering data and other documents and data in the Optionor’s possession respecting the Property.

3.5                      Exclusive Benefit – Covenants.  The covenants and agreements contained in Section 3.4 are provided for the exclusive benefit of the Optionee, and any breach may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same; and the covenants and agreements contained in Section 3.4 will survive the execution of this Agreement and continue through the Option Period.

PART 4
REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

4.1                      Representations and Warranties the Optionee.  The Optionee represents and warrants to the Optionor that:

(a)           it is a corporation incorporated, organized and validly subsisting under the laws of the state of Nevada;

(b)           it has full power, authority and capacity to own the Property and to carry on its business as presently conducted and is duly licensed to carry on business in all jurisdictions in which it presently carries on business;

(c)           it has full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out its obligations hereunder;

(d)           neither the execution and delivery of this Agreement nor any of the agreements referred herein or contemplated hereby, nor the consummation of the Transaction hereby contemplated conflict with, result in the breach of or accelerate the performance required by any covenant or agreement contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of its constating documents or any shareholders’ or directors’ resolution, indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound;

(e)           the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto;

(f)           there are no pending proceedings for, or any basis for the institution of any proceedings leading to its dissolution or winding up or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent Persons;

(g)           there are no actual, alleged, potential or future adverse claims, actions, challenges, suits, prosecutions, legal, administrative or arbitral proceedings or government investigations, domestic or foreign, that if resolved adversely to the Optionee, individually or in the aggregate, would materially adversely affect the business or continued operations of the Optionee;

(h)           the Common Shares issuable to the Optionor pursuant to Section 5.2 will, at the time of delivery to the Optionor, be duly authorized and validly allotted and issued as fully paid and non-assessable free of any Encumbrances;

(i)           on the date of receipt by the Optionor of the certificate or certificates representing such Common Shares, every consent, approval, authorization, order or agreement that is required for the issuance of such Common Shares, as applicable, and the delivery to the Optionor of such certificate or certificates to be valid will have been obtained and will be in effect;

(j)           the Common Shares are, and will be at all times during the Option Period, part of a class of shares that is currently quoted on the OTCQB;

(k)           without limiting the generality hereof, there are no issued and outstanding, pending or threatened orders ceasing, halting, suspending or prohibiting trading in securities of the Optionee, and no investigations or proceedings for such purposes are pending or threatened; and

(l)           this Agreement and any other agreement or instrument to be executed and delivered by the Optionee hereunder constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms by appropriate legal remedy.

4.2                      Exclusive Benefit – Representations and Warranties.  The representations and warranties contained in Section 4.1 are provided for the exclusive benefit of the Optionor and a misrepresentation or breach of warranty may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other misrepresentation or breach of the same or any other representation or warranty; and the representations and warranties contained in Section 4.1 will survive the execution of this Agreement and continue through the Option Period.

PART 5
GRANT OF OPTION AND NSR ROYALTY

5.1                      Grant of Option.  The Optionor hereby grants to the Optionee the sole and exclusive right and option, subject to the terms of this Agreement, to earn up to an eighty percent (80%) Interest in the Property free and clear of all liens, charges and Encumbrances, except Permitted Encumbrances.

5.2                      Consideration for First Option.  The right of the Optionee to exercise the First Option and acquire a twenty percent (20%) Interest is conditional on the Optionee allotting and issuing to the Optionor, as fully paid and non-assessable, a total of 35,000,000 Common Shares at a deemed price of $0.02 per share on or before the Satisfaction Date and pursuant to the terms of a subscription agreement in form and substance satisfactory to the Optionor.

5.3                      Consideration for Second Option.  The right of the Optionee to exercise the Second Option and acquire an additional sixty percent (60%) Interest, for a total Interest of eighty percent (80%), is conditional on the Optionee:

(a)           funding all Expenditures on the Property, commencing on the Effective Date, until the termination of this Agreement; and

(b)           making cash payments in the form of the NSR Royalty of an aggregate of $5,000,000 to the Optionor (the “Option Cash Payments”), commencing on the Effective Date.

5.4                      Exercise of First Option.  Upon the Optionee allotting and issuing the 35,000,000 Common Shares within the time period set out in Section 5.2, the Optionee will be deemed to have exercised the First Option and to have earned a twenty percent (20%) Interest in the Property.

5.5                      Exercise of Second Option.  Upon the Optionee making the Expenditures and the Option Cash Payments within the time periods set out in Section 5.3, the Optionee will be deemed to have exercised the Second Option and to have earned an eighty percent (80%) Interest in the Property.

5.6                      Late Payment Penalties.  If the Optionee fails to make any Option Cash Payments to the Optionor for a period of one (1) year from the Effective Date, the Optionee shall pay an additional $100,000 to the Optionor on the first anniversary of the Effective Date, and in any subsequent year in which the Optionee has failed to exercise the Second Option and this Agreement remains in effect, the Optionee shall make quarterly cash payments of $25,000 to the Optionor, payable on the last day of the applicable quarter, until such time as the Second Option has been exercised (in either case, a “Penalty Payment”).

5.7                      Common Shares.  All Common Shares issued by the Optionee pursuant to this Agreement will be issued as fully paid and non-assessable, free and clear of all liens, charges and Encumbrances, and subject only to such resale restrictions and hold periods as may be imposed by applicable securities legislation and the policies of any exchange on which the Common Shares may then be listed.

5.8                      Adjustment.  If the Optionee undertakes a change in capitalization affecting its Common Shares prior to the exercise of the First Option, such as subdivision, consolidation or reclassification of the Common Shares or other relevant changes in Common Shares, including an adjustment arising from a merger, acquisition or plan of arrangement, such proportionate adjustments, if any, appropriate to reflect such change will be made by the Optionee with respect to the number of Common Shares which may be issued by the Optionee to the Optionor hereunder.

5.9                      Advance Royalties.  All advance royalties paid by the Optionor to Margraf will be credited solely to the account of the Optionor according to and described in the Sale Deed.

PART 6
DEVELOPMENT DECISION

6.1                      Development Decision before Exercise of First Option.  Upon execution of this Agreement and before the exercise of the First Option, as set out in Section 5.4, the Optionor will analyze and decide on different Work Program alternatives to advance a project on the Property, including, but not limited to, making a Development Decision.  The Optionor will have sole discretion in approving Work Programs and Budgets prior to the exercise of the First Option.

6.2                      Development Decisions after Exercise of First Option.  After the exercise of the First Option, the Management Committee will analyze and decide on different Work Program alternatives to advance a project on the Property, including, but not limited to, making a Development Decision. The Management Committee will have sole discretion in approving Work Programs and Budgets after the exercise of the First Option.

6.3                      Decisions and Dispute Resolution of Management Committee.  Except as otherwise provided in this Agreement, decisions of the Management Committee will be by majority vote.

PART 7
OPERATOR, OPERATIONS AND MANAGEMENT COMMITTEE

7.1                      Operator.  The Optionee will act as operator (the “Operator”) of the Property and the Optionor will be the “Non-Operator”, and if the Optionee is removed or resigns as Operator during this time, the Optionor will be the Operator, and the Optionee will be the Non-Operator.

7.2                      Operator’s Fee.  The Operator will be entitled to be paid or credited with the Operator’s Fee (except those set out in Sections 1.1(w)(xxiii) and 1.1(w)(xxiv)) in respect of fees and expenses relating to the supervision and management of all work done with respect to and for the benefit of the Property.

7.3                      Operator’s Obligations.  The Operator is obligated:

(a)           to consider, develop and submit Work Programs to the Optionor or Management Committee (as the case may be) for consideration and approval, and to implement Work Programs when approved according to the approved Budget;

(b)           to carry out Operations in a prudent and workmanlike manner, with the degree of effort, skill and judgment that is in accordance with good exploration, construction, mining, processing and engineering practices generally prevailing in the mining industry and in accordance with all applicable laws and regulations, including securities laws and regulations, and all agreements, permits and licences relating to the Property and the Operator;

(c)           to pay and discharge all wages and accounts for material and services and all other costs and expenses that may be incurred by the Operator in connection with its Operations on the Property, and to save the Non-Operator harmless from and against all liens in respect of such Operations that may be filed against the Property, and in the event of any liens being so filed, to proceed forthwith to have the same removed, provided that the foregoing provision will not prevent the Operator from properly contesting in good faith any claims for liens which the Operator considers unjustified;

(d)           to indemnify and save the Non-Operator, its directors, officers, employees or representatives (the “Indemnitees”) harmless from all claims and demands, costs (including reasonable attorneys’ fees and expenses incurred by the Non-Operator), damages, actions, suits or other proceedings whatsoever arising out of or attributable to the grossly negligent acts or omissions of the Operator, its employees or representatives under this Agreement, except to the extent contributed to by the negligent acts or omissions of the Indemnitees, and/or where the Indemnitees acted in breach of safety, health, mining and other laws or regulations;

(e)           to maintain and keep in force and, upon request by the Non-Operator provide reasonable documentary verification of, levels of insurance as are reasonable for Operations located in Nevada in respect of its activities in connection with the Property;

(f)            to the extent within its control and subject to such health, safety and mining or other regulations, permit the Non-Operator, its employees or duly authorized representatives, at their own expense and risk and on reasonable notice to the Operator, access to the Property, the information and data with respect to same, and the Operator’s books and records in relation thereto in order to examine any Operations carried out by or on behalf of the Operator and results obtained therefrom;

(g)           during the term of this Agreement and otherwise in accordance with U.S. GAAP consistently applied, to maintain true and correct books, accounts and records of Expenditures;

(h)           to deliver to the Optionor or Management Committee (as the case may be) quarterly progress reports indicating the status of any approved Work Program being conducted on the Property and disclosing any significant technical data learned or obtained in connection with such work, along with an estimate of the Expenditures funded or incurred during that quarter, but no reports will be required during those periods in which there is no work being conducted;

(i)            to deliver to the Optionor or Management Committee (as the case may be) annually a report on the Operations conducted on or with respect to the Property for the previous year summarizing any significant technical data learned or obtained and providing a breakdown of Expenditures funded or incurred in carrying out the approved Work Program for that year;

(j)            to promptly notify the Optionor or Management Committee (as the case may be) of any material exploration results or adverse events in connection with the Property; and

(k)           to leave the Property upon termination of this Agreement in substantial the same condition the Property was in prior to the Operator commencing the Work Program.

7.4                      Non-Performance of Operator.  If the Operator fails to perform work on the Property in a manner that is consistent with good exploration, engineering and mining practices or fails to perform in a manner consistent with its duties and responsibilities under this Agreement, or is adjudged to be bankrupt or insolvent or a receiver or trustee in bankruptcy is appointed for its business and assets, then the Non-Operator will have the option to give to the Operator written notice setting forth particulars of the Operator’s default.  If such notice is provided, the Operator will, within 45 days of receipt of such notice, commence to remedy the default.  Failure of the Operator to commence to remedy the default within such 45 day period (and thereafter to proceed continuously and diligently to complete all required remedial action) will be grounds for termination of the Operator’s appointment.  Upon such failure to commence to remedy such default within such period, the Non-Operator will have the election to provide a written notice of termination to the Operator designating a date of termination, and upon such written notice of termination being delivered to the Operator, it will be deemed to have resigned as Operator and the Non-Operator that gave notice will become the successor operator on such designated date.  The Parties agree that the appointment of the Non-Operator that gave notice as the successor operator will be deemed to pre-date the date on which the Operator is adjudged to be bankrupt or insolvent or a receiver or trustee is appointed as described above (in the event this is the default event).

7.5                      Management Committee.  Upon the exercise of the First Option a management committee (the “Management Committee”) will be formed comprised of representatives from each Party, with voting based on each Party’s proportionate Interest, and it will supervise exploration of the Property and approve Work Programs and Budgets.  The procedures applicable to the Management Committee will be as follows:

(a)           Meetings – Meetings of the Management Committee will be held at least quarterly in each year and will be called on 10 days’ notice by the Operator, and failing that, by the Non-Operator.  The Operator or any Party may on 10 days’ notice call an ad hoc meeting of the Management Committee.  For each meeting an agenda must, at least seven (7) days prior to that meeting, be distributed to the Parties by the person calling that meeting.

(b)           Minutes of Meeting – The Operator must cause minutes of each meeting to be taken and distributed to the Parties for comments within seven (7) days of that meeting, which will be the subject of approval at the next meeting.

(c)           Meetings by Conference Call – Any member of the Management Committee may attend any meeting by conference telephone, so long as all attendees at that meeting can hear and be heard by all other attendees.

(d)           Quorum – A quorum for a meeting of the Management Committee will be one representative from each of the Optionee and the Optionor.

(e)           Voting – Each of the Optionee and the Optionor will have one vote on the Management Committee, and such vote can be exercised by the representative of such Party.  Items of business at a meeting will be voted upon and if there is equality of votes in favour of and against any item of business then the member or members representing the Optionee will have a casting vote.

(f)           Resolutions in Writing – In lieu of a meeting, the Management Committee may pass resolutions in writing signed by one representative of each of the Optionee and the Optionor.

7.6                      Work Programs and Budgets.  All Operations will be conducted and all costs will be incurred on the basis of an approved Work Program or Development Program, including the making of a Development Decision, as the case may be (collectively a “Work Program”), and a budget (“Budget”) of the estimated costs of that Work Program, except in the case of emergency actions.  All proposed Work Programs and Budgets in respect of the Property must be approved by the Management Committee before implementation by the Operator, on at least an annual basis or more frequently as required.  Upon approval of a Work Program and Budget, the Operator will implement such Work Program and Budget within the time periods set out therein.

7.7                      Maintenance of Lands.  The Parties agree to keep the Property and Mineral Claims in good standing as follows:

(a)           until the exercise of the First Option, the Optionor covenants to keep the Property and Mineral Claims in good standing by making all Required Payments; and

(b)           after the exercise of the First Option, the Optionee will be responsible for keeping the Property and Mineral Claims in good standing by making all Required Payments.

PART 8
FUNDING

8.1                      Funding. After the Effective Date, the Optionee will fund one hundred percent (100%) of all approved Work Programs.

PART 9
AREA OF INTEREST

9.1                      Area of Interest.

(a)           The “Area of Interest” will be defined as the area within the external boundaries of the Property, plus an additional area of one mile outside such external boundaries but will exclude rights in real property within the Townsite of Goldfield which have no potential for exploration of Minerals.

(b)           During the term of this Agreement, none of the Parties (or their Affiliates) will directly or indirectly acquire any of the following rights that are located wholly or partially within the Area of Interest, unless acquired in accordance with this Section 9.1:

(i)           rights to Minerals or other subsurface rights;

(ii)           rights in real property, other than real property which has no potential for exploration of Minerals;

(iii)           any other surface or other rights in relation to real property, including rights of way, easements etc.;

(iv)           entering into a new lease covering the rights set out in Sections 9.1(b)(i), 9.1(b)(ii), or 9.1(b)(iii); or

(v)           any right, concession, authorization, licence or permit in relation to the use or diversion of water that may affect the development of rights to Minerals.

(c)           If either Party acquires or proposes to acquire any such rights in the Area of Interest, it must notify the other Party in writing of such acquisition and the Optionee will have the election whether to add such rights to the Property (whether such rights are contained wholly within the Area of Interest or only partially within the Area of Interest), and:

(i)           if the Optionee does not want to include such rights as part of the Property, the Optionor will be free to develop or otherwise deal with such rights for its own account; or

(ii)           if the Optionee wishes to include such rights as part of the Property, it will be obliged to exercise its election in writing within 45 days of receipt of the written notice referred to in this Section 9.1 and, subject to receipt of all required governmental and regulatory approvals, consents or acceptances, such rights will be considered as part of the Property.

(d)           The inclusion of any such rights will not, however, enlarge the Area of Interest beyond the area defined on the Effective Date.

9.2                      Notwithstanding Section 9.1, both Parties agree that any new unpatented claims staked on open ground by either Party (or its Affiliate) either directly or indirectly, within the Area of Interest, will form part of this Agreement.

PART 10
TRANSFER OF INTEREST

10.1                      Assignment to Wholly Owned Affiliates.  Either Party may assign all or part of its rights under this Agreement or its Interest to a Wholly Owned Affiliate, and in such a case, the transferee will covenant to be bound by this Agreement, and notwithstanding such transfer, the transferring Party will remain liable for all of its obligations hereunder prior to the date of the transfer.  If such Wholly Owned Affiliate ceases to be a Wholly Owned Affiliate of the applicable transferring Party, then any rights or Interests assigned hereunder will be deemed to be transferred back to the transferring Party for the same consideration as originally transferred.

10.2                      Ownership Structure.  The Parties agree that they will hold their respective Interest only directly, or through Wholly Owned Affiliates, all or substantially all the assets of which will comprise a direct or indirect Interest.

10.3                      Assignments and Transfers Before the Exercise of the First Option.  From the Effective Date and until the Optionee exercises the First Option, if at all, except as provided in this Section 10.3 the following will apply:

(a)           Assignment with Consent –  A Party may not assign all or any part of its rights under this Agreement to a third party, unless it obtains the prior written consent of the other Party, with such consent not to be unreasonably withheld.

(b)           Restriction on Transfer of Assets – So long as the Optionee is in compliance with the terms of this Agreement, the Optionor may not assign, sell, transfer, pledge or mortgage all or any part of the Property (directly or indirectly) except to the Optionee.

10.4                      Transfer After the Exercise of the First Option.  After the Optionee exercises the First Option, if at all:

(a)           if a Party directly or indirectly owning an Interest receives a bona fide offer (the “Offer”) from a third party (the “Third Party”) (whether negotiations leading to such offer were initiated by the Party or by the Third Party) to purchase all or a portion of a Party’s Interest (in each case, the “Offered Interest”), such Party (the “Seller”) may accept the Offer and effect such sale, transfer or assignment, provided that, the Offer is for cash, securities of the Seller, or a combination of both, and the Seller has first given the other party (the “Non-Selling Party”) a right of first refusal with respect to such Offer in accordance with this Section 10.3;

(b)           if the Seller accepts the Offer, such acceptance must be made subject to the rights of the Non-Selling Party.  The Seller will give notice (the “Offer Notice”) to the Non-Selling Party of its intention to sell and of the terms and conditions of the Offer, including the consideration being offered and the date upon which it wishes to consummate the transaction (which date will be no earlier than 120 days after the date of the Offer Notice).  Thereafter, the Non-Selling Party will have the right, by notice to the Seller within 60 days after receipt of the Offer Notice to elect to purchase the entirety of the Offered Interest for a consideration equal to the price set out in the Offer for and in accordance with the other terms and conditions of the Offer;

(c)           the Seller will transfer the Offered Interest to the Non-Selling Party upon receipt of consideration therefore upon the earlier of (i) a date to be mutually agreed and (ii) 60 days after Seller’s receipt of the notice of election to purchase.  Notwithstanding the foregoing, in the event that the Non-Selling Party has not elected to purchase all of the Offered Interest on the terms set out in clause (b) above, the Seller will have the right to transfer all of the Offered Interest to the Third Party on the terms set forth in the Offer at any time within 120 days following the expiration of the 60-day period in which the Optionee  may elect to purchase the Offered Interest;

(d)           if a transfer is effected in conformity with the preceding provisions of this Section 10.3, a novation will occur and the transferor will be relieved of all obligations assigned to and assumed by the transferee under this Agreement in connection with the Offered Interest transferred, except for any obligation for which it is then in default under this Agreement;

(e)           for further clarification;

(i)           the sale by a Party of part of its interest in its Wholly Owned Affiliate that does not result in a loss of a Control Interest by such Party in such Wholly Owned Affiliate will not be subject to this Section 10.3; and

(ii)           the Parties confirm that they are prohibited from transferring (directly or indirectly) any rights or obligations provided for under this Section 10.3 to any other party (including third parties or Affiliates).

10.5                      Terms of Sale.  A sale of an Interest pursuant to the terms of Section 10.3 must be carried out in accordance with the following terms and conditions:

(a)           subject to receipt of all required governmental and regulatory approvals, consents or acceptances required at law;

(b)           each Party must execute and deliver such documents and instruments as may be reasonably required by the other to facilitate the sale, including in the case of the Seller, resignations of directors and officers appointed by the Seller and any Wholly Owned Affiliate of the Seller to the Board (if applicable), and a release of any and all claims which the Seller may have against the Non-Selling Party (and in the case of a failure to execute such document and instruction, will be deemed to have executed same or resigned, as the case may be);

(c)           title to all of the Offered Interest which is the subject of such sale must be transferred to the Third Party or the Non-Selling Party (as the case may be) and/or their applicable Affiliates, free and clear of all Encumbrances, except Permitted Encumbrances;

(d)           any loans and accrued and unpaid interest thereon and any other amounts owing by either Party to the other Party must be repaid concurrently with and as part of completion of such sale;

(e)           the Seller must convey and transfer its Offered Interest to the Third Party or the Non-Selling Party (as the case may be) or an Affiliate designated by such parties at the time of completion of such sale;

(f)           the Third Party must become a party to this Agreement and assume all liabilities and obligations of the Seller herein;

(g)           the Non-Selling Party will be prohibited from transferring, assigning, selling, conveying or pledging to any other third party or Affiliate such Offered Interest for a period of three (3) months after the completion of such sale; and

(h)           the Non-Selling Party must provide to the other Party an undertaking that it has not entered into any negotiations of any sort with any parties (other than such Third Party purchaser) for the sale, assignment, transfer, conveyance or pledge of the Offered Interest.

10.6                      General Prohibition on Assignment and Transfer of Interest.  Except as provided in this Part 10, neither Party may sell, assign or transfer its Interest or rights under this Agreement to a third party, unless it obtains the prior written consent of the other Party, with such consent not to be unreasonably withheld.

PART 11
CONFIDENTIALITY

11.1                      The Parties agree that this Agreement, the Transaction, all information (whether embodied in tangible or electronic form) exchanged between the Parties under this Agreement and all information concerning or relating to the Transaction of which it becomes aware (the “Confidential Information”) is confidential; and must be kept confidential and must not be disclosed to any person at any time or in any manner, including without limitations any press release or public announcement concerning the existence of this Agreement or the Transaction, and will not be used other than in the furtherance of the purposes of this Agreement, except:

(a)           to a bank or other financial institution considering the provision of or, which has provided financial accommodation to, a Party or an Affiliate of a Party or to a trustee, representative or agent or such a bank or financial institution;

(b)           by a Party to legal, financial and other professional advisers, auditors and other consultants, officers and employees of a Party or a Party’s Affiliate, provided that such Party or Party’s Affiliate has first agreed in writing to maintain the confidentiality of the Confidential Information;

(c)           to the extent that the Confidential Information was publicly available at the Effective Date or becomes publicly available subsequent to the Effective Date without breach of this Agreement;

(d)           to the extent required by law or by a lawful requirement of any Governmental Authority, or stock exchange having jurisdiction over the Parties or their Affiliates, provided the disclosing Party has consulted the non-disclosing Party in respect of such disclosure no later than two days prior to making such disclosure;

(e)           information disclosed by a third party in respect of which such third party is not under an obligation of confidentiality ; and

(f)           with the prior written consent of the other Party, such consent not to be unreasonably withheld.

PART 12
TERMINATION

12.1                      Optionee’s Election to Terminate Option.  The funding of the Expenditures, the making of the Option Cash Payments and the issuance of the Common Shares pursuant to Sections 5.2 and 5.3 are within the sole and unfettered discretion of the Optionee, and the Optionee may elect at any time to terminate the Option by delivering notice to that effect to the Optionor (the “Option Termination Notice”) and complying with the terms of this Part 12.

12.2                      Automatic Termination of Option.  The Option will, subject to Section 13.1, be of no further force or effect, and will automatically terminate if the Optionee:

(a)           has not issued the Common Shares as set out in Section 5.2;

(b)           has not funded the Expenditures or made the Option Cash Payments as set out in Section 5.3;

(c)           has not made the Penalty Payments as set out in Section 5.6; or

(d)           delivers an Option Termination Notice to the Optionor.

12.3                      Consequences of Termination.  If the Option is terminated pursuant to Section 12.2, then the Optionee will acquire no Interest and the Optionee will have no further obligations or rights under this Agreement, subject to Section 17.8.

12.4                      Deliveries after Termination.  Upon termination of this Agreement, the terminating Party must deliver all records, information and data in respect of the Property and the non-terminating Party will pay its Proportionate Share (calculated just prior to such termination) of all such fees to maintain the Property in good standing for a period of three (3) months.  The terminating Party may keep a copy of such record for archival purposes only, subject to the terms of Section 11.1.  Other than filing such work or paying such fees, the terminating Party will have no further rights or obligations to the other Party, except in respect of those described herein and obligations or liabilities, the cause of which may have arisen prior to the date of termination.

12.5                      Further Assurances on Termination.  As soon as possible after termination, but in any event no later than three days thereafter, the Party exiting this Agreement will take all such steps and do all such things and sign all such documents or procure the taking of all such steps, the doing of all such things and the signing of all such documents as may be necessary to transfer its Interest to the other Party.  Notwithstanding such termination, the obligations of the exiting Party which arose prior to the termination and/or in terms of this Agreement, will survive and the other Party will be entitled to enforce same, including the reclamation activities and the recovery of any money together with any damages, costs and expenses it will incur in respect of the enforcement of its rights hereunder.

PART 13
CURE PERIOD, FORCE MAJEURE AND DEFAULT

13.1                      Cure Period.  The making of the Option Cash Payments and issuance of the Common Shares within the time periods required by this Agreement are subject to Force Majeure pursuant to Section 13.2 and are subject to the cure period set out in Section 13.4 in which to satisfy such obligations.

13.2                      Force Majeure.

(a)           For the purposes of this Section 13.2, “Party” will include Parties to this Agreement and the Operator.  No Party will be liable to another Party and no Party will be deemed in default under this Agreement for any failure or delay to perform any of its covenants and agreements when such performance is directly prevented as a consequence of an event of Force Majeure.  For the purposes of this Agreement, “Force Majeure” means any cause not within the reasonable control of the Party, including but not limited to:

(i)           acts of war (whether war be declared or not); public disorders, insurrection, rebellion, revolution, terrorist acts, sabotage, riots or violent demonstrations;

(ii)           civil disobedience caused by indigenous peoples, environmental lobbyists, non-governmental organizations or local community groups or other persons;

(iii)           injunctions imposed by any governmental authority except if caused by a breach of the law or a court resolution;

(iv)           explosions, fires or floods not caused by or attributable to a Party;

(v)           floods, earthquakes, hurricanes or other natural calamities or acts of God;

(vi)          shortages in workforce or supplies, travel and access restrictions imposed by government or other third parties, or other delays caused by endemics, epidemics or pandemics;

(vii)         strike or lockout or other industrial labour action or disruption (including unlawful but excluding lawful strikes or lockouts or other industrial labour action) which:

(A)           have national, provincial, regional or state-wide application;

(B)           directly affect the performance of the obligations under this Agreement; and

(C)           lasts for more than seven (7) consecutive calendar days;

(viii)           any action or failure to act within a reasonable time without justifiable cause by any Governmental Authority, its employees or agents including the denial of or delay in granting any authorization, licence, permit, consent, approval or right which denial or delay will imply a material adverse effect on the construction or operation of the project, upon due application and diligent effort by the Party or the Operator (as the case may be) to obtain same, or the failure once granted to remain (without justifiable cause) in full force and effect or to be renewed on substantially similar terms;

(ix)           discovery of artifacts or archaeological ruins or any historic heritage; and

(x)           injunctions not caused by any breach of this Agreement by any Party.

(b)           So far as possible, the Party affected will make all reasonable commercial efforts to remedy the delay caused by the events referred to above as soon as feasible, provided, however, that nothing contained in this Section 13.2 will require any Party to settle any industrial dispute or to test the constitutionality of any law, and failure to use such reasonable commercial efforts will preclude a Party from continuing to claim Force Majeure.

(c)           A lack of funds will not be considered an event of Force Majeure, and the payment of monies from one Party to the other Party will be deemed to be within the reasonable control of the Party who is to pay and the lack of funds for any such payment will not be considered an event of Force Majeure.

(d)           The Party suffering Force Majeure will notify the other Parties in writing of the expected period during which the Force Majeure will persist and take all such reasonable steps to cure its inability to perform as a result of the Force Majeure.

13.3                      Operator to Maintain Properties in Good Standing.  Notwithstanding any claim of Force Majeure, the Operator will not be relieved of its obligations to maintain the Property in good standing.

13.4                      Default.  Except as otherwise provided in this Agreement, if any Party (in this Section 13.4, a “Defaulting Party”) is in default of any requirement herein set forth, the other Party may give written notice to the Defaulting Party specifying the default.  The Defaulting Party will not, except as specifically otherwise provided herein, lose any rights under this Agreement unless, within 30 days after the giving of notice of default by the non-Defaulting Party, the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance or the Defaulting Party fails to dispute the notice of default.  Upon any such failure, the non-Defaulting Party will be entitled to seek any appropriate remedy (including dilution of the Defaulting Party to the fullest extent) it may have on account of such default.

PART 14
SECURITY

14.1                      Allocation of Obligation to Post Security.  To the extent that security (whether in the form of cash, negotiable securities, letters of guarantee, irrevocable letters of credit or otherwise) is required to be posted in accordance with any applicable laws, regulations, agreements, permits or licenses relating to Operations, the Property or the Operator or to reclamation activities on the Property:

(a)           before the exercise of the First Option, the Optionor will lodge security in such form as may be acceptable to the particular authority; and if the security will expire at a particular time the Optionor must do all things to replace or renew such security before that time if required by the authority; and

(b)           after the exercise of the First Option, the Optionee will lodge security in such form as may be acceptable to the particular authority; and if the security will expire at a particular time the Optionee must do all things to replace or renew such security before that time if required by the authority.

PART 15
ARBITRATION AND INJUNCTIVE RELIEF

15.1                      Demand for Arbitration.  Any dispute arising under or related to this Agreement will be taken to successively higher levels of the Parties’ management.  If there is no resolution of the dispute at the level of the Chief Executive Officer of the Parties, then any such dispute will be resolved by arbitration in accordance with this Part 15 and will be submitted to arbitration by written demand of either Party.  To demand arbitration, a Party will give written notice to the other Party specifying the issues in dispute, the amount involved, the remedy requested and the name of the arbitrator the demanding Party appoints.   Within 10 Business Days after receipt of the demand for arbitration, the other Party will answer the demand in writing, specifying the issues that Party disputes and the name of the arbitrator that such other Party appoints.

15.2                      Arbitration.  The arbitration will be determined by one arbitrator, mutually selected by the Optionee and the Optionor within 10 Business Days after proper notice has been provided to all Parties that a dispute has arisen under this Agreement.  The arbitrator appointed by such Parties will be experienced and knowledgeable in the mining industry.  No person will be appointed or selected as an arbitrator hereunder unless such person agrees in writing to act.  If the Optionee and the Optionor cannot agree on a single arbitrator, each party may appoint its own arbitrator, and the two (2) arbitrators will then choose a third arbitrator. The arbitrators will endeavour to reach a unanimous decision resolving the dispute, but the vote of two (2) out of three (3) arbitrators will be binding and non-appealable.

15.3                      Conduct of Arbitration.  Except as specifically provided in this Part 15, arbitration hereunder will be conducted in accordance with the commercial arbitration rules of the American Arbitration Association (in this Part, the “Rules”), as modified below.  The parties may conduct discovery pursuant to the Nevada Rules of Civil Procedure and Nevada Rules of Evidence.  The arbitrator or arbitrators, as the case may be, will fix a time and place in Reno, Nevada reasonably convenient for the Parties, after giving each Party not less than 30 Business Days’ notice, for the purpose of hearing the evidence and representations of the Parties and they will preside over the arbitration and determine all questions of procedure not provided for under such Rules or this Part 15.  After hearing any evidence and representations that the Parties may submit, the arbitrator or arbitrators, as the case may be, will make an award and reduce the same to writing and deliver one copy thereof to each of the Parties.  The arbitrator or arbitrators, as the case may be, will endeavor to make an award within 30 days after the end of the hearing, subject to any reasonable delay due to unforeseen circumstances.  Any decision by the arbitrator or arbitrators, as the case may be, will be by reasoned decision and will follow and apply the laws of the State of Nevada.  The expense of the arbitration, including travel costs, expert witness and attorney’s fees and costs will be paid as determined in the discretion of the arbitrator or arbitrators, as the case may be, having due regard for the outcome of the arbitration and the relationship of the result to the positions taken by the Parties.  The award of the arbitrator or arbitrators, as the case may be, will be final and binding upon each of the Parties.

15.4                      Jurisdiction of the Courts.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.  Subject to the obligation of the Parties to arbitrate any dispute arising under or related to this Agreement, the courts, state and federal, sitting in the State of Nevada will have exclusive jurisdiction to hear and determine all matters relating to this Agreement, including actions to enforce the obligation to arbitrate under this Part 15, or to obtain injunctive relief under Section 15.5.  Nothing contained in this Section 15.4 is intended to affect the rights of a Party to enforce an arbitral award by recourse to the courts or to enforce a judgment or award outside of the State of Nevada.

15.5                      Injunctive Relief.  Each of the Parties agrees that its failure to comply with the covenants and restrictions set out in Part 9 (Area of Interest), Part 10 (Transfer of Interest), Part 11 (Confidentiality) or Section 12.4 (Deliveries after Termination) would constitute an injury and cause damage to the other Party impossible to measure monetarily.  Therefore, in the event of any such failure, the other Party will, in addition and without prejudice to any other rights and remedies that it may have at law or in equity, be entitled to injunctive relief restraining, enjoining or specifically enforcing the provisions of Part 9, Part 10, Part 11 or Section 12.4 (as the case may be).  Any Party intending to breach or that breaches the provisions of Part 9, Part 10, Part 11 or Section 12.4 (as the case may be) hereby waives any defense it may have in law to such injunctive relief or demand for arbitration under this Agreement.  Preliminary injunctive relief may be sought by either Party in a court in Nevada without first seeking arbitration; provided that upon the granting of any application for preliminary injunctive relief, further hearings on the matter by the court will be stayed pending disposition of the matter by the arbitral tribunal.  Permanent disposition of the application for injunctive relief may be made by the court in accordance with the award in arbitration.

PART 16
INDEMNITY

16.1                      Optionor’s Indemnity.  The Optionor agrees to indemnify and save the Optionee harmless from and against any Environmental Liability suffered or incurred by the Optionee arising directly or indirectly from any operations or activities conducted in or on the Property, whether by the Optionor or others, prior to the Effective Date.

16.2                      Optionee’s Indemnity.  The Optionee agrees to indemnify and save the Optionor harmless from and against any Environmental Liability suffered or incurred by the Optionor arising directly or indirectly from any operations or activities conducted on the Property, whether by the Optionee, its employees or agents, after the Effective Date.

PART 17
GENERAL

17.1                      Currency.  All dollar amounts expressed refer to the lawful currency of the United States of America.

17.2                      Costs.  Each Party will bear its own costs in respect of the negotiation, drafting and settlement of this Agreement.

17.3                      Public Disclosure.  Prior to making any public disclosure in relation to any matter involving the Transaction, this Agreement, the Property or any agreements contemplated herein which may have a material effect on the other Party or which may require the other Party to make such disclosure contemporaneously with the disclosing Party, the Party proposing to make a public disclosure will, unless it is compelled by law or by a lawful requirement of any government authority or applicable stock exchange to make an immediate public disclosure, provide an advance copy to the other Party for its review and comment at such reasonable notice as circumstances may permit and further prior to the time of the proposed public disclosure.  The Parties will at all times seek to co-operate to the fullest extent to avoid any prejudice or harm ensuing in respect of the disclosing Party as a result of a delay in obtaining the comments of the other Party.  Provided, however, that a Party will not be required to accept any such suggestions and comments and nothing herein will be deemed to limit any Party’s legal obligations.

17.4                      Governing Law.  This Agreement will be construed and governed by the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

17.5                      Notice.  All notices and other communications under this Agreement will be in writing and may be delivered personally or transmitted by e-mail as follows:

To the Optionor:

Lode-Star Gold, Inc.
17213 Bending Oak Court
Cypress, Texas, USA 77429

Attention:       Lonnie Humphries
email:               lonniehumphries@msn.com

To the Optionee:

International Gold Corp.
666 Burrard Street, Suite 600
Vancouver, British Columbia, Canada  V6E 4M3

Attention:         Bob Baker
email:                 bobbaker@internationalgoldcorp.com

or to such addresses as each Party may from time to time specify by notice.  Any notice will be deemed to have been given and received if personally delivered, then on the day of personal service to the recipient Party, if sent by e-mail transmission and successfully transmitted prior to 4:00 pm (of the time of the receiving Party) on the day of transmission, and if transmitted after 4:00 pm (of the time of the receiving Party) on that Business Day then on the next day following the date of transmission.

17.6                      Further Assurances.  Subject to the terms and conditions herein provided and to fiduciary obligations under applicable law as advised by legal counsel, each of the Parties agrees to use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and co-operate with each other in connection with the foregoing, including using reasonable commercial efforts to (i) obtain all necessary consents, approvals and authorisations as are required to be obtained under any federal, state, provincial or foreign laws; (ii) defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; (iii) cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the transactions contemplated hereby; (iv) effect all necessary registrations and other filings and submissions of information requested by all relevant Governmental Authorities; (v) obtain all necessary waivers, consents and approvals from other Parties to material agreements, leases and other contracts or agreements (including the agreement of any persons as may be required pursuant to any agreement, arrangement or understanding relating to the Property); and (vi) fulfil all conditions and satisfy all provisions of this Agreement.

17.7                      Counterparts.  This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts together will constitute one and the same instrument.

17.8                      Survival.  Part 11 (Confidentiality), Section 12.4 (Deliveries after Termination), Part 15 (Arbitration and Injunctive Relief), Section 17.4 (Governing Law) and Section 17.6 (Further Assurances on Termination) and all limitations of liability and rights accrued prior to completion, termination, or expiration of this Agreement will not merge on completion, termination, or expiration of this Agreement, but will continue in full force and effect after any termination or expiration of this Agreement as will any other provision of this Agreement which expressly or by implication from its nature is intended to survive the termination or expiration of this Agreement.

17.9                      Waiver.  No consent or waiver expressed or implied by either Party in respect of any breach or default by the other Party in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

17.10                      Enurement.  This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and assigns, subject to the conditions hereof.

17.11                      Fiduciary Relationship.  Nothing herein will constitute or be taken to constitute the Parties as partners or create any fiduciary relationship between them.  It is not the intention of the Parties to create, nor will this Agreement be construed to create, any mining, commercial or other partnership.  None of the Parties will have any authority to act for or to assume any obligation or responsibility on behalf of any other party, except as expressly provided herein.  The rights and duties of the Parties will be several and not joint or joint and several.

17.12                      Amendment.  No modification, alteration or waiver of the terms herein contained will be binding unless the same is in writing, dated subsequently hereto, and fully executed by the Parties.

17.13                      Inconsistencies.  In the event of any inconsistency between the terms of this Agreement and any Schedule hereto, the terms of this Agreement will control.

17.14                      Time.  Time will be of the essence hereof.

17.15                      Entire Agreement.  This Agreement and the Schedules attached hereto set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the Parties or their respective representatives with respect to the matters herein and will not be modified or amended except by written agreement signed by the Parties to be bound thereby.

17.16                      Option Only.  This Agreement is an option only and nothing herein contained will be construed as obligating the Optionee to do any acts or make any payments, incur Expenditures or issue Common Shares hereunder, and any act or acts or payment or payments as will be made hereunder will not be construed as obligating the Optionee to do any further act or make any further payment or payments.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first set forth above.

LODE-STAR GOLD, INC.

Per:	cs// “Lonnie Humphries” Authorized Signatory Name: Lonnie Humphries Title: President

INTERNATIONAL GOLD CORP.

Per:	cs// “Bob Baker” Authorized Signatory Name: Bob Baker Title: President

SCHEDULE A

LODE-STAR PROPERTY DESCRIPTION
Location

Lode-Star’s Goldfield Bonanza Project is located in west-central Nevada (Figure 1), in the Goldfield Mining District at Latitude 37° 42’, and Longitude 117° 14’. The above-noted mining claims leased by Lode Star are located in surveyed sections 35 and 36, Township 2 South, Range 42 East, and in sections 1, 2, 11, and 12, Township 3 South, Range 42 East, in Esmeralda County, Nevada. The property is accessible by traveling approximately one-half mile northeast of the community of Goldfield, along a county-maintained road that originates at U.S. Highway 95, which runs through “downtown” Goldfield. The town of Goldfield, which is the Esmeralda county seat (population 300), is 270 miles south of Reno and 182 miles north of Las Vegas.

Property Description

The Property is comprised of a total of 31 patented lode claims and one unpatented millsite claim.  The specific descriptions of such patented and unpatented mining claims are more particularly described on Exhibit A to this Schedule A, which specifies the following details of the Property:

1.
Including all of the Combination No. 1 Claim (Survey No. 2375) except the south ½ of such claim above the elevation of the 380’ level of the Combination Shaft, and all of the Combination No. 2 Claim (Survey No. 2375) except the north ½ of such claim above the elevation of the 380’ level of the Combination Shaft.

2.	Excluding, from surface, the upper 200 feet of the north ½ of the Deserted Patent (Survey No. 2203) and the east ½ of the North End Patent (Survey No. 2203).

Together with any and all contracts, easements, leases and rights-of-way affecting or appurtenant to the foregoing patented claims, and any and all unpatented claims or millsite claims.

[End of Schedule A]

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EXHIBIT A OF SCHEDULE A

LIMIT OF SIEBERT COVER
MAIN VEIN
LAGUNA
RED TOP
GOLDFIELD CONSOLIDATED MAIN VEIN (MOHAWK)
PHELAN
PHELAN VEIN
SILVER PICK VEIN
JUMBO EXT.
SILVER PICK
SHEETS-ISH VEIN
ESMERALDA
SHEETS-ISH
CLERMONT
CLERMONT VEIN
ODDIE
CHICAGO-GOLDFIELD
MOHAWK
FLORENCE-MOHAWK
GRIZZLY
JUMBO VEIN
MERGER VEIN
COMBINATION No. 1
MERGER
APEX OF MAIN VEIN
JUMBO
JANUARY
WHITEROCK No. 7
DUFFY'S LEDGE
WHITEROCK No. 2
LANKAY
COMBINATION VEIN
C.J. MOORE
FLORENCE VEIN
WHITEROCK No. 3
FEBRUARY
COMBINATION No. 2
WHITEROCK No. 4
FLORENCE
CHURCH
MOORE
JANUARY-WHITEROCK
MOHAWK FLORENCE
LITTLE FLORENCE
DUFFY'S PILLAR
FEBRUARY PREMIER
GIBRALTER
WHITEROCK No.6
RED HILL
GOLDFIELD
MITCHELL
FAIRFIELD
BLACK EAGLE
COMBINATION EXTENSION
PORTLAND
REDHILLS
GOLDCOIN
N
LODE STAR GOLD, INC.
GOLDFIELD BONANZA PROJECT
Esmeralda County, Nevada
FIGURE 2A
0
400
800
1200 feet
SURFACE PROJECTION OF HISTORIC MINED GOLD IN SILICIFIED STRUCTURES
UNDERGROUND WORKINGS
MINE SHAFT (NOT ALL SHAFTS SHOWN)
MAGRAF CLAIM BELOW 380 FT
DAVIS CLAIM ABOVE 380 FT
LIMIT OF SIEBERT COVER
CLAIM BOUNDARY

Patented Claims

Claim Name	U.S. Survey No.
Combination No. 3	2375
August	2916
Great Western	2525
Gold Coin	2525
February	2941
Mohawk No. 1	2283
Side Line Fraction	2567
January	2941
Silver Pick	2203
Silver Pick Fraction	2203
Deserted(1)	2203
Pipe Dream	2203
North End(2)	2203
Hazel Queen	2375
Fraction	2844
White Horse	2844
White Rock	2844
Yellow Jacket	2844
Firelight	2749
Emma Fraction	2360
S.E. 2/3 Red King (more or less)	2361
S.E. 1/2 (Cornishman)	2750
Kewana #3	2565
Combination No. 1 Claim(3)	2375
Combination No 2 Claim(4)	2375
Blue Jay	2844	19/24th interest
Omega	2844	19/24th interest
Apazaca	2844	19/24th interest
Alpha	2844	19/24th interest
Jim Fraction	4096	19/24th interest
O.K. Fraction	2560	¾ of ½ interest

Notes:

(1) Excluding the upper 200 feet from surface of the north ½ of such claim (the “Deserted Excluded Zone”).  The Optionee may, in the Optionee’s sole and unfettered discretion, by written notice to the Optionor at any time during the term of the Agreement, opt to include the Deserted Excluded Zone in the Property.

(2) Excluding the upper 200 feet from surface of the east ½ of such claim (the “North End Excluded Zone”).  The Optionee may, in the Optionee’s sole and unfettered discretion, by written notice to the Optionor at any time during the term of the Agreement, opt to include the Excluded Zone in the Property.

(3) Includes all depths of the north ½ of such claim along with depths beneath 380 feet on the south ½ of such claim.

(4) Includes all depths of the south ½ of such claim along with depths beneath 380 feet on the south ½ of such claim.

Unpatented Claims

Claim Name	Nevada Mining Claim (NMC) No.
Troublemaker	1034313

[End of Exhibit A of Schedule A]

SCHEDULE B

MARGRAF ROYALTY

The patented lode mining claims (or fractions thereof) described on Schedule A are subject to a perpetual, overriding royalty on production in favor of The Margraf 1999 Family Trust, a trust formed under the laws of the State of Nevada, William O. Margraf and Carol A. Margraf, Trustees. The royalty is more particularly described as follows:

> Subject to [the Trust's] reservation of a mineral production royalty of one percent (1%) of the net smelter returns from the production of minerals from the Property. The mineral production royalty shall be a burden on and run with the Property. The net smelter returns shall be calculated and paid to [the Trust] in accordance with Exhibit B attached to and by this reference incorporated in this deed.

The Deed described above refers to the "Grant, Bargain and Sale Deed with Reservation of Royalty" between the Margraf 1999 Family Trust as Grantor and Lode Star Gold, Inc., a Nevada corporation, as Grantee (recorded on September 19, 2009 in Book 282 of Official Records, Page 45, File No. 175688) and corrected by a "Correction of Grant, Bargain and Sale Deed with Reservation of Royalty" (recorded on June 14, 2010 in Book 294 of Official Records, Page 287, File No. 179791), all in Esmeralda County, Nevada.

The Deed, as corrected, also contains a provision concerning recapture of advance royalty payment credits, as follows:

> Grantor acknowledges that Grantee and its predecessors-in-interest have made payments to Grantor in the total sum of Five Hundred Thousand Dollars ($500,000.00) which represent a credit against Grantee's mineral production royalty payment obligations. Grantor and Grantee agree that the advance royalty payment credit shall be recouped by Grantee and retired at the rate of six percent (6%) of the Net Smelter Returns from the production of minerals from the Property until such time as Grantee has recouped the entire amount of the advance royalty credit at which time the mineral production royalty of one percent (1%) of the Net Smelter Returns reserved in this Deed shall be payable to Grantor.

Exhibit B to the Deed and Corrected Deed, which sets forth the definition of net smelter returns, is attached to this Schedule B.

[End of Schedule B]

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[End of Exhibit B of Schedule B]

SCHEDULE C

NET SMELTER RETURNS ROYALTY AGREEMENT

Payor:	International Gold Corp.

Recipient:	Lode-Star Gold, Inc.

1           Definitions.  The following definitions shall apply to this Schedule.

1.1           “Gold Production” means the quantity of refined gold outturned to Payor’s account by an independent third party refinery for gold produced from the Property during the month on either a provisional or final settlement basis.

1.2           “Gross Value” shall be determined on a month basis and have the following meanings with respect to the following Minerals.

1.2.1 Gold

(a)          If Payor sells gold concentrates, dore or ore, then Gross Value shall be the value of the gold contained in the gold concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such gold concentrates, dore and ore; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold concentrates, dore and ore); and (3) the Monthly Average Gold Price for the month in which the gold concentrates, dore and ore were sold.

(b)          If Payor produces refined gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined.  The Gross Value shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price.

1.2.2 Silver

(a)          If Payor sells silver concentrates, dore or ore, then Gross Value shall be the value of the silver contained in the silver concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such silver concentrates, dore and ore; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver concentrates, dore and ore); and (3) the Monthly Average Silver Price for the month in which the silver concentrates, dore and ore were sold.

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(b)          If Payor produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harman, and if Handy & Harman no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined.  The Gross Value shall be determined by multiplying Silver Production during the month by the Monthly Average Silver Price.

1.2.3 All Other Minerals

(a)           If Payor sells any concentrates, dore or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing: (1) the mine weights and assays for such Minerals; (2) a reasonable recovery rate for the Minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such Minerals); and (3) the monthly average price for the Minerals or product of the Minerals for the month in which the concentrates, dore or ore was sold.  The monthly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

(b)           If Payor produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Payor during the month from the sale of such refined or processed metals.  Payor shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

1.3           “Minerals” means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds which are contemplated to exist on the Property or which are discovered on the Property and which can be extracted, mined or processed by any other method presently known or subsequently developed or invented.

1.4           “Monthly Average Gold Price” means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported during that month.  If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established market selected by Payor, as such prices are published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.5           “Monthly Average Silver Price” means the average New York Silver Price as published daily by Handy & Harman, calculated by dividing the sum of all such prices reported for the month by the number of days in such month for which such prices were reported.  If the Handy & Harman quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Payor as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

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1.6           “Net Smelter Returns” means the Gross Value of all Minerals, less the following costs, charges and expenses paid or incurred by Payor with respect to the refining and smelting of such Minerals:

1.6.1 Charges for smelting and refining (including sampling, assaying and penalty charges), but not any charges or costs of agglomeration, beneficiation, crushing, extraction, milling, mining or other processing; and

1.6.2 Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore metal from the Property to the smelter or refinery, but not any charges or costs of transportation of Minerals or ores from any mine on the Property to an autoclave, concentrator, crusher, heap or other leach process, mill or plant which is not a smelter or refinery.

1.7           “Property” means the real property described in the agreement to which this Schedule is attached and made a part.

1.8           “Silver Production” means the quantity of refined silver outturned to Payor's account by an independent third-party refinery for silver produced from the Property during the month on either a provisional or final settlement basis.

2           Payment Procedures.

2.1           Accrual of Obligation.  Payor’s obligation to pay the royalty shall accrue and become due and payable upon the sale or shipment from the Property of unrefined metals, dore metal, concentrates, ores or other Minerals or Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Payor's account.

2.2           Futures or Forward Sales, Etc.  Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3(a) (regarding sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Payor, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

3

2.3           Monthly Calculations and Payments.  Net Smelter Returns royalties shall be determined on a monthly basis.  Payor shall pay Recipient each monthly royalty payment on or before the last business day of the month immediately following the month in which the royalty payment obligation accrued.  Payor acknowledges that late payment by Payor to Recipient of royalty payments will cause Recipient to incur costs, the exact amount of which will be difficult to ascertain.  Accordingly, if any amount due and payable by Payor is not received by Recipient within ten (10) days after such amount is due, then Payor shall pay to Recipient a late charge equal to ten percent (10%) of such overdue amount.  Recipient's acceptance of such late charge shall not constitute a waiver of Payor's default with respect to such overdue amount, nor present Recipient from exercising any of Recipient's other rights and remedies.  If any amount payable by Payor remains delinquent for a period in excess of thirty (30) days, Payor shall pay to Recipient, in addition to the late payment, interest from and after the due date at the statutory interest rate.

2.4           Statements.  At the time of payment of the royalty, Payor shall accompany such payment with a statement which shows in detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced and sold or deemed sold by Payor in the preceding month; the Monthly Average Gold Price and Monthly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in detail to explain the calculation of the payment with respect to such month.  Payment shall be made to the address provided in the agreement to which this Schedule is attached for purposes of notices or by wire transfer to an account which Recipient designates.

2.5           Inventories and Stockpiles.  Payor shall include in all monthly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days.  Recipient shall have thirty (30) days after receipt of the statement to either: (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1(b), with respect to gold, and 1.2.2(b), with respect to silver, as of such 30th day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions which Payor is authorized to take, or (b) elect to wait until such time as the royalty payment otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b).  Payor's failure to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b).

2.6           Audit.  Upon reasonable notice and at a reasonable time, Recipient shall have the right to audit and examine Payor’s accounts and records relating to the calculation of the Net Smelter Returns royalty payments.  If such audit determines that there has been a deficiency or an excess in the payment made to Recipient, such deficiency or excess shall be resolved by adjusting the next monthly royalty payment due Recipient.  Recipient shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the royalty payment due for the calendar month in question is determined to exist.  All books and records used by Payor to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

[End of Schedule C]

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